EXHIBIT 5.2

Our ref          FWO/278104-000004/63229363v2

The Addressees named in the Schedule

7 August 2020
P&O Princess Special Voting Trust
We have acted as counsel as to Cayman Islands law to The Law Debenture Corporation (Cayman) Limited (the "Trustee") in connection with:
1
the voting trust deed dated 17 April 2003 (the "Trust Deed") by and between Carnival Corporation, a Panamanian company ("Carnival Corporation"), and the Trustee, pursuant to which Carnival Corporation and the Trustee established the P&O Princess Special Voting Trust, a Cayman Islands trust (the "Trust") and pursuant to which shares of beneficial interest in the Trust (the "P&O Trust Shares") have been issued and the initial trust property of which was the special voting share of 1 pound sterling in the capital of Carnival plc, a public company incorporated in England and Wales ("Carnival plc") issued to Carnival Corporation (the "P&O Princess Special Voting Share") and paired with Carnival Corporation’s Common Stock on a one-for-one basis; and

2
the registration statement on Form S-3 ASR, including all amendments or supplements thereto (including, without limitation, the prospectus supplement dated 5 August 2020, the "Form S-3"), filed with the Securities and Exchange Commission on 9 March 2018 by Carnival Corporation and Carnival plc, a public limited Carnival Corporation incorporated under the laws of England and Wales ("Carnival plc"), under the United States Securities Act of 1933, as amended (the "Registration Statement") relating to, among other things, the registration of 99,185,968 trust shares of beneficial interest in the Trust, which Trust Shares are paired with the shares of Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc.

We are furnishing this opinion letter as Exhibit 5 to the Registration Statement. Other terms used but not defined in this opinion letter are used as defined in the Trust Deed.
1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	The Trust Deed.

1.2	A letter from the Trustee to Carnival Corporation dated 17 April 2003 (the "Representation Letter").
1.3	The Form S-3.
2	Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We have also relied upon the following assumptions, which we have not independently verified:
2.1	The trusts powers and provisions of the Trust have been validly subsisting without interruption since 17 April 2003 and are validly subsisting at the date of this opinion letter.
2.2	All the present terms of the Trust are contained within the Trust Deed and no other documents or events are relevant to establishing the present terms of the Trust.
2.3
The Trustee has strictly complied at all times with the terms of the Trust and the trust laws of the Cayman Islands and P&O Princess Special Voting Share remains the trust property subject to the terms of the Trust.

2.4	The Trustee has now and has always had the power and authority to perform all its trusts and powers as trustee.
2.5	The Trustee has exercised and will exercise all powers conferred on it by the Trust Deed or by law in good faith and for the purposes for which they were conferred and for no collateral purpose.
2.6
The representations of the Trustee in the Representation Letter are as true and correct today as they were at the date of the Representation Letter and that the Trustee has performed and continues to perform the undertakings of the Trustee in the Representation Letter.

2.7
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.
2.9
There is nothing under any law (other than Cayman Islands law) that would or might affect the opinions in this letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

3	Opinions
Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we consider relevant, we are of the opinion that:
3.1	The Trust is duly established and constitutes a validly existing trust under the laws of the Cayman Islands.

3.2
The P&O Trust Shares, when issued as contemplated by the Registration Statement, have been authorised for issuance in accordance with the provisions of the Trust Deed and, on the relevant entries being made in the Share Register, the P&O Trust Shares will constitute validly issued, fully paid and non-assessable Trust Shares and, in respect of such P&O Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

4	Qualifications
The opinion expressed above is subject to the following qualifications:
4.1	Nominal Cayman Islands stamp duty of CI$40 (US$48) may be payable if the original Trust Deed is brought to or executed in the Cayman Islands.
4.2
The obligations of the Trustee may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.3	All the beneficiaries under the Trust may together terminate the Trust notwithstanding anything to the contrary in the Trust Deed.
We express no view as to whether the terms of the Trust Deed represent the intentions of the parties and make no comment with regard to the representations which may be made by Carnival Corporation or the Trustee.
This opinion is given today and may not be relied on at any later date. This opinion letter is given for your benefit for the purposes of the Registration Statement to be filed under the Securities Act.
We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Opinions" in the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully

/s/ Maples and Calder

Schedule
Carnival plc
100 Harbour Parade
Southampton SO15 1ST
United Kingdom

Carnival Corporation
3655 NW 87th Avenue
Miami, Florida 33178-2428
United States of America